UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

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5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING

Dear Shareholder:

The Annual Meeting of Shareholders of FBL Financial Group, Inc. will begin at 8:00 a.m. Central Daylight Time on Thursday, May 16, 2013, at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa.

Only shareholders who owned stock at the close of business on March 15, 2013 can vote at this meeting or any adjournments that may take place. At the meeting we will ask you to:

1	Elect a Board of Directors;
2	Approve, by non-binding vote, a resolution regarding executive compensation; and
3	Ratify the appointment of our Independent Registered Public Accounting Firm for 2013.

At the meeting we will also report on FBL's 2012 business results and other matters of interest to shareholders.

On March 29, 2013, we made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 proxy statement and annual report, and vote, online. The 2013 proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your proxy statement, proxy card and annual report over the Internet, if you received them by mail this year.

Enclosed with this Notice of Annual Meeting is the 2013 proxy statement and proxy card, and the 2012 annual report on Form 10-K as filed with the Securities and Exchange Commission. The annual report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition you may see our online annual report on the home page of our website, www.fblfinancial.com. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may date, sign and mail the proxy card in the envelope provided.

By Order of the Board of Directors
David A. McNeill
Secretary

March 29, 2013

Notice of Electronic Availability of Proxy Statement and Annual Report

As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL is making this proxy statement and proxy card, and its annual report on Form 10-K, available to stockholders electronically via the Internet. On March 29, 2013, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review on-line all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an electronic copy, you must request one. There is no charge to you for requesting an electronic copy.

Please make your request for a paper copy or electronic copy of proxy materials related to the May 16, 2013 stockholders meeting on or before Thursday, May 2, 2013 to facilitate timely delivery.

You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the Notice) in the subject line.)

•	By Internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of four Class A directors;
2) the non-binding approval of a resolution regarding executive compensation; and
3) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2013.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the nominees for Class A directors, FOR the advisory vote on executive compensation, and FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Why are there only four Class A director nominees?
A:
This year we will begin using the controlled company exemption under NYSE corporate governance rules. This permits a company with a majority shareholder not to have a majority of its directors be independent and to vary the makeup of certain director committees. This year the Class B shareholders will elect six Class B directors and the Class A and Series B preferred shareholders will elect four Class A directors. The four include the CEO and three independent directors. See additional discussion on page 6.

4	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2013 (the record date) are entitled to vote at the annual meeting.

5	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board's recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy.

6	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge's report will be reviewed by an employee of our legal department who will be appointed as the inspector of election.

7	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them may be forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

8	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in our direct stock purchase plan administered by our transfer agent, Computershare. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

9	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Shareholder Services, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

10	Q:	How many shares can vote?
A:
As of the record date, March 15, 2013, 24,367,239 shares of Class A common stock, 1,141,291 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 35,508,530 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors. The Class A common shareholders and the Series B preferred shareholders vote together as one class, and the Class B common shareholders vote as one class, on all other matters.

11	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Other proposals at this meeting must receive more than 50% of the votes cast to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

12	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2013 can vote.

13	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2013 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, giving your proxy authorizes Craig Hill, FBL's Chairman, and Jim Brannen, FBL's Chief Executive Officer, to vote on such matters at their discretion.

14	Q:	Who are the largest shareholders?
A:
Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2013. It owned of record 14,760,303 shares of Class A common stock (60.6% of that class), 761,855 shares of Class B common stock (66.8% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 71.9% of the total potential votes. Because the Class B common shares are convertible into an equal number of Class A common shares at the election of the holder, Iowa Farm Bureau Federation is deemed to be the beneficial owner of the number of Class A shares owned of record plus the number which could be converted within 60 days. Under that computation, Iowa Farm Bureau Federation is the beneficial owner of 15,522,158 Class A shares, 61.7% of that class. Farm Bureau Mutual Holding Company ("Farm Bureau Mutual") through its subsidiaries Farm Bureau Property & Casualty Insurance Company ("Farm Bureau Property & Casualty") and Western Agricultural Insurance Company ("Western Ag") held 199,016 shares of Class A common stock (0.8% of that class) and 238,990 shares of Class B common stock, being 20.9% of that class; in total, 1.2% of the total potential votes. Iowa Farm Bureau Federation and the Farm Bureau Mutual companies share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266.

In addition, Dimensional Fund Advisors Inc. ("Dimensional") has informed us by filing Schedule 13G that it is the beneficial owner of 2,424,193 shares of Class A common stock as of December 31, 2012, 9.98% of that class. Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment adviser to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting the various investment companies and managed accounts are the owners of the shares.

15	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation and in whose geographic territory the Company's insurance subsidiaries use the Farm Bureau name and logo may own Class B common stock. Farm Bureau organizations or their affiliates in 14 Midwestern and Western states own Class B shares. By agreement, only presidents of the 14 state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the six Class B directors. The Class B nominating committee is made up of the presidents of the 14 state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

16	Q:	When are shareholder proposals for the next annual meeting due?
A:
All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 30, 2013. You must have held the lesser of $2,000 market value or 1% of the Company's securities entitled to vote on the proposal, for at least one year before submitting a proposal, and you must continue to hold those securities through the date of the meeting.

FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year's annual meeting which would be no later than January 16, 2014. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2014 meeting to present the proposal.

17	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year's annual meeting. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE

Board Organization

In conjunction with the majority shareholder, the Board has determined to revise its organization, effective at the time of the 2013 annual meeting, to begin utilizing the "controlled company" exemption under the New York Stock Exchange corporate governance standards. Under this provision, a controlled company (having a majority shareholder) is not required to have a majority of the Board of Directors consist of independent directors, and the corporate governance and compensation committees are not required to consist only of independent directors. Class A directors, elected by holders of the Class A common stock and the Series B preferred stock voting as a single class, will reduce in number from eight to four. The four Class A director nominees are the CEO and three independent directors. Class B directors, elected by holders of the Class B common stock, will increase from five to six. The Board has not made any determination regarding the independence of the Class B directors.

In utilizing the controlled company exemption, the Board is also revising its committee structure. The Audit Committee will remain in its current form, to consist of the three independent directors. The Class A Nominating and Corporate Governance Committee is expected to consist of two Class A directors and three Class B directors. The Management Development and Compensation Committee is expected to consist of two Class A directors and two Class B directors. The Board has elected to not appoint a Finance Committee and it will no longer meet. The changes in board organization are reflected in changes in the bylaws, in the various committee charters, in the Corporate Governance Guidelines and in the Class B Common Shareholders Agreement, all to be effective not later than the annual meeting date, May 16, 2013.

When we became a public company in 1996 we had a board of three independent Class A directors and 18 Class B directors. We have maintained a board of up to 13 directors, with an independent majority, since the independent majority requirement was adopted by NYSE in 2004. A smaller sized board, with fewer committee assignments, will result in significant expense savings. Operations of the Company became significantly less complex upon the sale of former subsidiary EquiTrust Life Insurance Company at the end of 2011. This has made the Board and the majority shareholder comfortable with the ability of a smaller board to adequately oversee current operations. As we continue to emphasis growth of our business in the Farm Bureau niche marketplace, the additional Class B director is expected to be nominated from one of the state Farm Bureaus of Idaho, Montana, North Dakota, Oklahoma, Wisconsin or Wyoming, state Farm Bureaus which have not been represented on our Board for some time and states in which we sell life insurance but do not manage the Farm Bureau branded property/casualty insurance company.

The Board will make its own determination from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau affiliated shareholders, while encouraging valuable input and oversight from the independent directors.

Under this arrangement, Craig Hill, President of the Iowa Farm Bureau Federation, is the Chairman. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Corporate Governance Guidelines

The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.

Objective of the Board of Directors

The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;
`

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company's financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management's strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management's performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Operation

The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior management at any time. Strategic planning sessions are held annually at regular Board meetings. Board education sessions are held at least annually. In 2012 all directors attended educational training sessions.

Board's Role in Risk Oversight

The Board of Directors is responsible for risk oversight.

The Audit Committee monitors financial reporting risks. Effective immediately following the 2013 annual meeting, the enterprise risk management (ERM) responsibilities previously delegated to the Finance Committee will become the responsibility of the Audit Committee.

The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in February 2013, after reviewing an internal study of all compensation systems, that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company's Management Team (and prior to the Board reorganization, the Finance Committee) monitors all other risks on an ongoing basis. An employee staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to insure that each risk is being dealt with appropriately, and communicating results regularly to the Management Team, Audit Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “Dashboard” report is provided quarterly to the Management Team and the Audit Committee of the Board for their assessments of the risks.

Board Advisers

The Board and its committees (consistent with their respective charters) may retain their own advisers and consultants as they determine necessary to carry out their responsibilities.

Board Evaluation

The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board will review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Director Share Ownership Guidelines

To more closely align the interests of directors and the Company's stockholders, the Board has determined that directors are required to own FBL stock worth three times their annual retainer by the latter of year end 2012 or within five years of becoming a director. The annual retainer is $30,000 for Class A directors and $12,500 for Class B directors, resulting in a share ownership requirement of value equivalent to $90,000 for Class A directors and $37,500 for Class B directors. All directors have met or are on track to meet the ownership requirement. Directors may choose to receive some or all director fees in cash settled share equivalent units under the Directors Compensation Plan, which are recognized as the ownership of equivalent shares for purposes of the share ownership guidelines.

Charitable Contributions

The Board will review major charitable contributions by the Company to organizations with which any director is affiliated.

Corporate Conduct

We have adopted the FBL Corporate Compliance Manual, which applies to all employees, officers and directors of the Company. An extract from the manual titled the Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Business Ethics and Conduct and the Code of Ethics for Senior Financial Officers are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Library. Any amendments to the Code of Conduct or Code of Ethics are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table illustrates a schedule of cash compensation payable to the directors.

Non-employee directors annual fee	$45,000
Class A Director retainer	30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meetings	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Finance	1,000
Executive	1,000
Class B Nominating	500 (250 telephonic)

Lead Director retainer	10,000
Audit chair retainer	10,000
Management Development and Compensation chair retainer	10,000
Class A Nominating and Corporate Governance chair retainer	5,000
Finance chair retainer	5,000

Directors may elect to receive their fees in cash or in cash settled deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings.

Through 2008, the non-employee directors each annually received nonqualified stock options to purchase 4,000 shares at the date of grant fair market value. Beginning in 2009 the non-employee directors received equity grants at the date of the annual meeting as determined by the Management Development and Compensation Committee, with the stated intention being an annual grant of shares with a $45,000 date of grant value. Directors could elect to take up to 40% of the grant in cash. As part of the Company's decision to reduce dilution to existing shareholders, beginning in 2012 the non-employee directors receive an annual payment of $45,000 at the annual meeting date instead of a grant of shares of that value.

2012 Director Compensation Table
	Fees Earned/Paid in Cash	Stock Awards	Option Awards	Non-stock Incentive Plan Compensation	Change in Pension Value and Non Qualified Deferred Compensation Earnings(c)	All Other Compensation	Total
Name(a)	$	$	$	$	$	$	$
Steve L. Baccus(b)	59,000	─	─	─	─	─	59,000
Roger K. Brooks	103,000	─	─	─	─	─	103,000
Jerry L. Chicoine	108,000	─	─	─	─	─	108,000
Tim H. Gill	111,000	─	─	─	─	─	111,000
Robert H. Hanson	106,000	─	─	─	─	─	106,000
Craig D. Hill(b)	─	59,541	─	─	─	─	59,541
Paul E. Larson	95,000	─	─	─	─	─	95,000
Edward W. Mehrer	111,000	─	─	─	─	─	111,000
Dennis J. Presnall(b)	17,000	54,724	─	─	─	─	71,724
Kevin G. Rogers	58,000	─	─	─	─	─	58,000
Scott E. VanderWal	59,000	─	─	─	─	─	59,000
John E. Walker	106,000	─	─	─	─	─	106,000
________________

(a)
Excludes employee director Hohmann, who received compensation including equity awards from the Company during his employment (see Executive Compensation) and was not separately compensated for his service as a director.

(b)
Mr. Baccus is an officer of the Kansas Farm Bureau, and Mr. Hill and Mr. Presnall are officers of Iowa Farm Bureau Federation. Of the indicated compensation amounts, a portion of that payable to Mr. Baccus, Mr. Hill and Mr. Presnall, is paid to their parent organizations, and they are separately compensated by those organizations for their services to those organizations, including service as a director of the Company.

(c)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates share equivalents based on the market price on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalent shares on the account balances at the same rate as dividend payments on outstanding shares. Starting in 2012, the Director Compensation Plan accumulates units which will be settled in cash upon the director's separation from service. The cash settled units do not accumulate dividend equivalents.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors met seven times during 2012, including two telephone conference meetings. All of the directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office did attend the last annual meeting in May 2012.

The committees of the Board of Directors and the number of meetings held by each committee in 2012 were:

Number of Meetings Held During 2012
Committee Name
Executive Committee	4
Audit Committee	8
Finance Committee	4
Management Development and Compensation Committee	11
Class A Directors Nominating and Corporate Governance Committee	4
Class B Directors Nominating Committee	1

The Executive Committee is composed of Hill (Chairman), Baccus, Brannen (the CEO is an ex officio member of the committee), Chicoine and Presnall. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

The Audit Committee currently consists of Class A Directors Hanson, Larson and Mehrer, with Mr. Mehrer serving as chair, and is expected to consist of Class A Directors Brooks, Chicoine and Larson after the 2013 annual meeting. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that the above members and prospective members of the Audit Committee meet such standards, and further that all are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.

The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.

The Finance Committee is composed of Directors Brooks, Hanson, Presnall, Rogers and VanderWal, with Mr. Hanson serving as chair. The Finance Committee conducts oversight of financial planning and performance, analysis of financial procedure and structure, evaluation of financial strategies, and makes recommendations regarding them to the Board of Directors, and oversees some aspects of the Company's enterprise risk management process. The committee has adopted a Finance Committee Charter which can be found on our website, www.fblfinancial.com. As noted earlier, the Finance Committee will not be utilized after the May 16, 2013 annual meeting.

The Management Development and Compensation Committee is currently composed of Class A Directors Brooks, Chicoine, Gill and Walker, with Mr. Gill serving as chair. Class B Director Baccus is an ex-officio, non-voting representative to the Committee, reflecting his role as Chairman of the Board of FBP&C, which is allocated the majority of FBL's compensation expenses. It is expected that after the 2013 annual meeting, this committee will consist of two Class A directors and two Class B directors. A sub-committee consisting only of the two independent directors will be formed to manage equity security grants and performance terms under Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. The Committee's basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans related to the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

The responsibilities of the Class A Directors Nominating and Corporate Governance Committee include to assist the Board in (i) identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. Current members are Gill, Larson, Mehrer and Walker, with Mr. Walker as chair. It is anticipated that after the 2013 annual meeting the committee will consist of two Class A directors and three Class B directors. The committee's charter and the corporate governance guidelines are available on our website, www.fblfinancial.com. The Class A Directors Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews matters involving the Company's corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the presidents of the fourteen state Farm Bureau organizations in the trade area of Farm Bureau Life, including those who are current Class B directors, who meet to determine nominees for election.

In addition to the Board committees, we have established several operational committees, the activities of which are reported to the Board. These include an Investment Committee, which consists of Mr. Brannen and four additional officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated property-casualty insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS

There are four nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and holders of the Series B preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and three nominees are independent of management. Except for Mr. Brannen, the CEO, the nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the three independent nominees ─ Messrs. Brooks, Chicoine and Larson ─ possess the degree of independence from management and from the Company mandated by the SEC and the New York Stock Exchange (“NYSE”).

Process of Nominations

The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in the answer to question 17 at the beginning of this proxy statement. The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience, and personal representations.

Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties and attributes fit into existing needs of the Board.

Skills/experience include: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions, achievement in business, career, education and community; agribusiness or public company experience is a plus.

Personal representations include: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholders, strong support of "duties of care", diligence of a reasonably prudent person, will act in good faith, rationally and fair, practical wisdom, commitment to develop knowledge to advance interests of the company and the industry, commitment to prepare for and attend meetings, and willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.

The committee will review the preceding criteria along with the candidates' qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate's independence from the Company and its management, based on responses to written questions, background checks, and personal interviews.

Independence Determinations

In making its independence determinations, the Board specifically reviewed information that Director Paul E. Larson is also a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Property & Casualty, received approximately $16.8 million of commission income for such sales in 2012, approximately 89% of which was in turn paid out as commissions and royalties. The financial results of this managed affiliate are not consolidated with the Company, and it has its own separate board of directors, not including Mr. Larson. Mr. Larson is not an officer or shareholder of Wellmark. The amounts involved are substantially below 3% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being property/casualty insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Larson.

There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

Nominees for Class A Director

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company and community boards of directors and board committees.

Attributes of Class A Nominees

In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee's biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

James P. Brannen, Chief Executive Officer. Mr. Brannen was named interim CEO effective June 30, 2012, and CEO August 23, 2012. He most recently was Chief Financial Officer, Chief Administrative Officer and Treasurer since 2007. Mr. Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named vice president - finance in 2000. Prior to joining FBL, Mr. Brannen managed corporate tax matters for insurance companies at Ernst &Young. He is a graduate of the University of Iowa with a major in accounting. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Mr. Brannen serves in several civic and industry organizations, including the board of directors of United Way of Central Iowa, Board of Governors of the Property Casualty Insurance Association of America, and as Vice President of the Federation of Iowa Insurers. We believe Mr. Brannen's qualifications to sit on our Board of Directors include his position as CEO and his intimate knowledge of the Company and the insurance industry gained through many years of employment.

Member: Executive Committee
Age: 50

Roger K. Brooks became a Class A director in May 2009. Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He is also a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor's degree in mathematics from the University of Iowa. He also participated in Stanford University's Executive Program. We believe Mr. Brooks' qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its CEO and Chairman.

Member: Management Development and Compensation and Finance Committees
Class A Director since 2009 Age: 75

Jerry L. Chicoine is the Lead Director of the independent directors and Vice Chairman of the Board. Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. We believe Mr. Chicoine's qualifications to sit on our Board of Directors include his professional experience as a long time practicing CPA, plus executive level business experience in an agricultural industry as the retired CEO of Pioneer Hi-Bred International, Inc.

Member: Management Development and Compensation and Executive Committees
Class A Director since 1996 Age: 70

Paul E. Larson has been named by the Board of Directors as one of our “Audit Committee financial experts.” He retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., Wellmark of South Dakota, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which was then managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee's financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004. We believe Mr. Larson's qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.

Member: Audit and Class A Nominating and Corporate Governance Committees
Class A Director since 2004 Age: 60

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

The following Class A directors will conclude their service with the Company at the May 16, 2013 annual meeting. We thank them for their years of dedicated service and for their contributions to the success of the organization.

Tim H. Gill, Helena, Montana, was elected to the Board in 2004. During 2012 he was a member of the Class A Nominating and Governance Committee and a member and the chair of the Management Development and Compensation Committee. He earlier served as chair of the Class A Nominating and Governance Committee.

Robert H. Hanson, Cody, Wyoming, was elected to the Board in 2004. During 2012 he was a member of the Audit Committee and a member and the chair of the Finance Committee.

Edward W. Mehrer, Kansas City, Missouri, was elected to the Board in 2004. During 2012 he was a member of the Class A Nominating and Governance Committee, and a member and the chair of the Audit Committee.

John E. Walker, Kansas City, Missouri, was one of the original independent directors of the Company when it had its initial public offering in 1996. During 2012 he served on the Management Development and Compensation Committee, and he was a member and chair of the Class A Nominating and Governance Committee.

Nominees for Class B Director, to be elected by the Class B Common Shareholders

Attributes of Class B Nominees

In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee's biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

Craig D. Hill is the Chairman of the Board and chair of the Executive Committee. He was elected President of the Iowa Farm Bureau Federation and its subsidiary, Farm Bureau Management Corporation, in December 2011 and has served on its board of directors since 1989. He was its Vice President from 2001 to 2011. He served on the board of Farm Bureau Life from 1989 to 2007, and again from December 2011 when he also became its President. He has been on the board of Farm Bureau Property & Casualty since 1989, and also serves on the board of Western Ag. Mr. Hill is also a director of the American Farm Bureau Federation and FB BanCorp. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa. We believe Mr. Hill's qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating companies, and his knowledge of the rural marketplace.

Member: Executive and Class B Nominating Committees
Class B Director 2002 to 2004, and since 2007 Age: 57

Steve L. Baccus became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau. He is also Chairman of the board of directors of Farm Bureau Property & Casualty, and a director of Farm Bureau Life, Western Ag and FB BanCorp. In 2004 Mr. Baccus was elected to the board of directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelor's and master's degrees in psychology from Washburn University and Chapman College, respectively. We believe Mr. Baccus' qualifications to sit on our Board of Directors include his experience as a director of our primary operating companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Member: Executive and Class B Nominating Committees
Class B Director since 2002 Age: 63

Joe D. Heinrich was elected Vice President of the Iowa Farm Bureau Federation in 2011 and to its board of directors in 2004. He is a director of Farm Bureau Life, Farm Bureau Property & Casualty and Western Ag, and a member of the board of managers of 5400 Holdings, LLC. Mr. Heinrich and his family farm with his nephew. Together, they have a diversified operation including corn, soybeans, oats and hay, plus a beef cow-calf herd and a dairy operation. We believe Mr. Heinrich's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his point of view as Vice President of our majority shareholder.

Age:  52

Frank S. Priestley owns and operates a farm in Franklin, Idaho. He raises alfalfa, hay, wheat, barley, pasture and Holstein dairy heifers. He was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life. He is also a director of FB BanCorp, American Agricultural Insurance Company, American Farm Bureau Insurance Services and The Mountain States Legal Foundation. He previously served on the Board of Directors of the American Farm Bureau Federation. We believe Mr. Priestley's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary along with his service on various state and national agricultural related boards.
Class B Director 1998 to 2004 Age: 64

Kevin G. Rogers was elected as a Class B Director in February 2008. He has been President of the Arizona Farm Bureau Federation since 2003. He also served on the board of the American Farm Bureau Federation and its executive committee for six years through 2010. He is a director of FB BanCorp. He is an officer of the Arizona Cotton Grower's Association and serves on the board of the National Cotton Council, the USDA's Cotton Board (chairman) and is on the USDA's Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life, the vice chairman of Farm Bureau Property & Casualty, and a director of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn. We believe Mr. Rogers' qualifications to sit on our Board of Directors include his years of experience in the governance of Farm Bureau entities along with his experiences on various national and federal agricultural related boards.

Member: Finance and Class B Nominating Committees
Class B Director since 2008 Age: 52

Scott E. VanderWal was elected a Class B director in May 2011. Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He is also a member of the boards of directors of Farm Bureau Property & Casualty (since 2004), Farm Bureau Life (since 2004), Western Ag (since 2006), FB BanCorp (since 2004) and American Farm Bureau Federation (since 2006), and member of a number of American Farm Bureau task forces. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. His family farm operation near Volga, SD includes corn, soybeans, custom cattle feeding and custom harvesting. Mr. VanderWal does the overall financial management, accounting, crop management and planning for the farm operation. He has also traveled to Brazil, China, Switzerland, Cuba, Panama and Colombia on agriculture trade and marketing trips. We believe Mr. VanderWal's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

Member: Finance and Class B Nominating Committees
Class B Director since 2011 Age: 49

Dennis J. Presnall, who was elected as a Class B director in 2012, will conclude his service on the Board at the 2013 annual meeting.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows how many shares of Class A common stock were beneficially owned by each director, director nominee and each executive officer, as of February 28, 2013. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%. See the answer to question 14 on page 4 for information regarding holders of in excess of 5% of outstanding voting stock.

Name	Shares Beneficially Owned
Steve L. Baccus	29,224	(a)(c)
James P. Brannen	71,164	(c)(d)(e)
Roger K. Brooks	2,849
Jerry L. Chicoine	75,477	(a)(b)
Tim H. Gill	23,020	(a)(b)
Robert H. Hanson	44,769	(a)(b)
Charles T. Happel	35,239	(c)(d)
Joe D. Heinrich	—
Craig D. Hill	15,000	(d)
Richard J. Kypta	44,471	(c)(d)
Paul E. Larson	26,312	(a)(b)
David A. McNeill	6,434	(d)
Edward W. Mehrer	18,601	(a)
Daniel D. Pitcher	18,246	(c)(d)
Dennis J. Presnall	6,809	(c)(d)
Frank S. Priestley	15,738	(a)
Kevin G. Rogers	6,200	(a)
Donald J. Seibel	58,542	(c)(d)(e)
Scott E. VanderWal	8,000	(a)
John E. Walker	61,705	(a)(b)
All directors, nominees and executive officers as a group (20 persons)	567,800

(a)
Includes shares subject to options exercisable within 60 days for the following non-management directors: Baccus, 20,000; Chicoine, 23,000; Gill, 12,000; Hanson, 12,000; Larson, 12,000; Mehrer, 12,000; Priestley, 14,000; Rogers, 5,000; VanderWal, 8,000; and Walker, 20,000.

(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 39,218; Gill, 11,020; Hanson, 21,268; Larson, 4,959; and Walker, 31,630.

(c)	Includes share units held in 401(k) Savings Plan equivalent to the following shares: Baccus, 2,422; Brannen, 8,842; Happel, 6,135; Kypta, 340; Pitcher, 8,017; and Seibel, 1,247.

(d)
Includes shares subject to options exercisable within 60 days for the following officers: Brannen, 51,132; Happel, 23,173; Hill, 14,000; Kypta, 29,616; McNeill, 1,503; Pitcher, 10,229; Presnall, 4,567; and Seibel, 40,600.

(e)
Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following officers: Brannen, 11,190 and Seibel, 5,868.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires certain officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2012 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them, with the following exceptions. Reports were filed late recording stock withheld for income taxes in connection with vesting of restricted shares for Messrs. Brannen, Happel, McNeill and Slawin. A rebalancing transaction affecting shares in Mr. Presnall's 401(k) account was filed late.

EXECUTIVE OFFICERS

Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.

The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
James P. Brannen	50	Chief Executive Officer
Donald J. Seibel	49	Chief Financial Officer and Treasurer
Charles T. Happel	51	Chief Investment Officer
Richard J. Kypta	60	Chief Operating Officer - Life Companies
David A. McNeill	58	General Counsel and Secretary
Daniel D. Pitcher	51	Chief Operating Officer - Property Casualty Companies

Russell J. Wiltgen, Chief Actuary, had been one of the executive officers until his sudden death of natural causes in January 2013 at age 53.

The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

Biographical information for Mr. Brannen is found above under “Election of Directors.”

Donald J. Seibel was named Chief Financial Officer and Treasurer in August 2012. He had been Vice President - Finance and a member of the executive management team since 2007. Mr. Seibel joined FBL in 1996 and became GAAP accounting vice president in 1998 and vice president-accounting in 2002. Prior to joining FBL, Mr. Seibel worked in public accounting at Ernst & Young. Mr. Seibel holds a bachelor's degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Mr. Seibel is also active in civic and industry organizations, currently serving on the board of directors of the Iowa Society of Certified Public Accountants.

Charles T. Happel, CFA, is Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU, and CPCU. He is a member of the Iowa Society for Financial Analysts and the Association for Investment Management and Research (AIMR).

Richard J. Kypta is Chief Operating Officer - Life Companies. He joined the Company in August 2007 as Senior Vice President, General Counsel and Secretary. In addition to his duties as General Counsel and Secretary, he was named Executive Vice President – Farm Bureau Life in March 2008. Mr. Kypta’s duties as General Counsel were reassigned in February 2009 to allow him to concentrate his efforts on life operations. He spent 13 years with Aviva USA Corporation where he held a number of senior management positions including General Counsel and Senior Vice President with responsibility for that company’s payout annuity business, and then served as Senior Vice President and Chief Operating Officer. Prior to that, Mr. Kypta held a number of legal, finance, and operations positions within Aegon Insurance Group, including General Counsel and Senior Vice President – Administration of the Advanced Products Division. He started his career with the public accounting firm of PricewaterhouseCoopers. Mr. Kypta holds a B.S. degree from Georgetown University, a M.S. degree from John Hopkins University and J.D. degree from the University of Maryland’s School of Law. He is a certified public accountant, licensed to practice law in Iowa and Maryland, and a Fellow of the Life Management Institute.

David A. McNeill was named General Counsel and Secretary in March 2009. He joined the Company in 1989 as counsel. Mr. McNeill received a B.A. from Simpson College in 1979 and a J.D. degree, with honors, from Drake Law School in 1985. He is a Chartered Life Underwriter and a member of the Polk County and Iowa Bar Associations, the Missouri Bar, and the Association of Corporate Counsel. Mr. McNeill serves as a director and the Secretary of the Kansas Life & Health Insurance Guaranty Association.

Daniel D. Pitcher is Chief Operating Officer – Property Casualty Companies of FBL Financial Group. Prior to his current position, he served as vice president, property/casualty companies from 2007 to 2011. Mr. Pitcher joined FBL in 1998 and held various information system roles including as information systems vice president in 2002. Prior to joining FBL, Mr. Pitcher spent 15 years with Nationwide/Allied Insurance in various life and property casualty information systems roles. Mr. Pitcher holds a bachelor’s degree in business administration from Drake University, and holds the Fellow Life Office Management Institute (FLMI) certification.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation during fiscal year 2012 for the following executive officers of FBL:

James P. Brannen, Chief Executive Officer
Donald J. Seibel, Chief Financial Officer and Treasurer
Charles T. Happel, Chief Investment Officer
David A. McNeill, General Counsel and Secretary
Russell J. Wiltgen, Chief Actuary

These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.” We regret to state that Mr. Wiltgen died unexpectedly of natural causes in January 2013.

We also provide information regarding two former officers, James E. Hohmann, Chief Executive Officer until June 2012 and Kevin R. Slawin, Executive Vice President - Marketing & Distribution until November 2012.

Overview and Profitability

We sell individual life insurance and annuity products through an exclusive distribution channel. Our exclusive agency force consists of 1,853 Farm Bureau agents and managers operating in the Midwestern and Western sections of the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates, by providing investment advisory and marketing and distribution services. In addition, we manage all aspects of two Farm Bureau affiliated property-casualty companies and their subsidiaries for a fee but do not include their financial results in our consolidated financial results.

Our profitability is primarily a factor of:

•	The volume of our life insurance and annuity business in force, which is driven by the level of our sales and the persistency of the business written.

•	The amount of spread (excess of net investment income earned over interest credited) we earn on contract holders'
general account balances.

•	Our ability to price our life insurance products to earn acceptable margins over the cost of providing benefits and the expenses of acquiring and administering the products. Competitive conditions, mortality experience, persistency, investment results and our ability to maintain expenses in accordance with pricing assumptions drive our margins on the life products. On many products, we have the ability to mitigate adverse experience through adjustments to credited interest rates, policyholder dividends or cost of insurance charges.

•	Our ability to manage our investment portfolio to maximize investment returns while providing adequate liquidity for obligations to policyholders and minimizing the risk of defaults or impairments of invested assets.

•	Our ability to manage the level of our operating expenses.

•	Actual experience and changes in assumptions for expected surrender and withdrawal rates, mortality and spreads used in the amortization of deferred acquisition costs.

This report details our compensation program for our named executive officers. It describes incentive plans which are measured by various performance targets. The officers and our employees are rewarded when they can deliver the profitable performance that our shareholders seek.

Five-Year Total Shareholder Return

The following table shows how a $100 investment in the Company's Class A Common Stock on December 31, 2007, would have grown to $111.34 on December 31, 2012, with dividends reinvested quarterly. This may be of interest to those who wish to consider total shareholder return when evaluating executive compensation. The chart compares the total shareholder return on the Class A Common Stock to the same investment in the S&P 500 Index and the S&P Life & Health Insurance Index over the same period, with dividends reinvested quarterly.

Total Return Performance
Index Value
120
100
80
60
40
20
12/31/07
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12
FBL Financial Group, Inc.
S&P 500
S&P 500 Life & Health Insurance Index

	Period Ending
	12/31/2007	12/31/2008		12/31/2009	12/31/2010	12/31/2011	12/31/2012
FBL Financial Group, Inc.	$100.00	$45.95		$58.37	$91.27	$109.33	$111.34
S&P 500 Index	100.00	63.00	79.6	79.68	91.68	93.61	108.59
S&P 500 Life & Health Insurance Index	100.00	51.68		59.73	74.82	59.32	67.98

Source: SNL Financial LC

*****

The Company sold its subsidiary, EquiTrust Life Insurance Company (EquiTrust Life), in an all-cash transaction that closed December 30, 2011. While management and the Board of Directors believe this transaction will be for the long term benefit of the Company, its terms resulted in a financial loss on the sale that diminished book value. That result caused a significant impact upon executive compensation because performance based restricted stock issued in 2011 was most significantly measured by operating earnings per share and growth in book value. The Management Development and Compensation Committee ("Compensation Committee") has responded to this situation in several ways which reflected its view that the performance of the officers in the transaction was outstanding and the officers should not be penalized for those results. It worked with the affected officers in 2011 and 2012 to cancel the 2011 restricted stock grants and replace them with grants of service based and performance based cash settled restricted stock units, with settlement by cash payment to occur at various times in 2012 through 2014. Those actions are reflected in greater detail in this Compensation Discussion and Analysis.

Reimbursement of Compensation Expenses by Managed Affiliates

We manage two affiliated property-casualty companies whose operating and underwriting results and owners' equity are separate from ours. We receive a management fee based on our performance against stated goals for our work in managing Farm Bureau Property & Casualty and Western Ag, and two smaller companies affiliated with them; we are reimbursed for all compensation and other expenses required to provide the services to those companies. While we are the paymaster of all executives and employees, the compensation expenses of our executives and employees are allocated between us and our subsidiaries on the one hand, and the property-casualty companies on the other hand, based on time and responsibilities estimates and studies. For the named executive officers, the property-casualty companies reimbursed us for the following percentage of their 2012 total compensation expense: Mr. Brannen, 35%; Mr. Seibel, 38%; Mr. Happel, 0%; Mr. McNeill, 6%; Mr. Wiltgen, 0%; Mr. Hohmann, 24%; Mr. Slawin, 49%.

Enterprise wide, the managed property-casualty companies reimbursed us for approximately 68% of our 2012 total salary and payroll tax expenses, 61% of our 2012 annual cash incentives, and 32% of our 2012 long-term incentives. As a result, the property-casualty companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL's compensation costs, executive compensation costs, and costs and uses of short and long-term incentive plans.

We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and our property-casualty affiliates to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross selling life insurance products to property-casualty customers, and our cross sales are consistently significantly above industry averages. We further emphasize this relationship by including various property-casualty goals in our annual cash incentive plans.

Executive Compensation Philosophy and Goals

In 2011 and 2012, the Compensation Committee conducted a comprehensive review of the executive compensation program in light of trends in practice, regulatory developments and internal considerations including the sale of EquiTrust Life. Major areas of Committee focus included compensation benchmarking practices, market pay levels, and annual and long-term incentive design. Key themes identified by the Compensation Committee for program design and administration included transparency, simplicity and long-term focus and alignment. Modifications were made to the long-term incentive program at the end of 2011 effective for 2012 that included replacing the use of stock options and performance based restricted stock with the use of cash settled restricted stock units that vest over five years based on continued service. In 2012, the Committee approved changes in the senior management structure and related compensation levels, and reaffirmed key compensation principles at FBL as stated below.

We expect that the FBL Financial Group, Inc. compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans, and encourage officers and employees to become shareholders with interests aligned with those of other shareholders, all in an effort to increase shareholder value.

We have specific expectations regarding our executive officers and our named executive officers. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide, both over the short and long term. We measure appropriateness of the compensation package by comparing it to payments made by other companies in the insurance and financial services industries. Our target is to have overall executive compensation at approximately the blended average of the median of survey data and compensation for peer group companies for comparable positions and performance.

We use a variety of compensation elements to reach these goals. These include base salary, annual cash performance based incentives, long-term incentive awards measured by our stock price, retirement and termination arrangements, general employee benefits, executive benefits and limited perquisites and personal benefits. These elements are reviewed periodically and adjusted as necessary.

Compensation Committee and its Consultant

The Compensation Committee is in charge of all aspects of executive compensation, and oversees all general compensation programs of the Company. The Compensation Committee until May 2013 consists of four independent directors.

See “Further Information Regarding the Board of Directors” for additional information regarding the Compensation Committee. The Compensation Committee has retained Frederic W. Cook & Co. as its compensation consultant, and has satisfied itself that there are no relationships between the Company or its affiliates, and the consultant, that would impede the consultant's independence. The consultant is exclusively accountable to the Compensation Committee. On occasion, management provides information regarding the compensation and benefit programs and business context to the consultant. The CEO and CFO review drafts of the consultant's reports (where not concerning CEO compensation) for accuracy with respect to Company information.

The Company from time to time has utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.

Compensation Program for Named Executive Officers

What our compensation program is designed to reward

To create shareholder value, we want to reward performance that is measurable against targets established in our base salary program and in annual and long-term incentive programs. Many of the targets are derived from the profitability factors listed above; see “Overview and Profitability.” The targets act as drivers of Company improvement and are proxies for Company performance. The Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests.

The combination of compensation elements used is meant to provide, for each element and in total, compensation that is market competitive. Because the comparative compensation information is just one of many factors considered in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. In 2012, the Committee reviewed detailed market information from two sources: the Hay Group database and proxy statements of peer group companies. The peer group, as approved by the Committee, consisted of 13 companies, as shown below. The group included only companies where executive compensation information is publicly available and were selected based on geography, industry focus and comparable size.

•American Equity Investment Life Holding Company
•Delphi Financial Group, Inc.
•EMC Insurance Group, Inc.
•Horace Mann Educators Corporation
•Kansas City Life Insurance Company
•Kemper Corporation
•Meadowbrook Insurance Group
•National Western Life Insurance Company
•Presidential Life Corporation
•Primerica, Inc.
•RLI Corp.
•State Auto Financial Corporation
•United Fire Group, Inc.

Why we chose to pay each element of compensation

Our compensation decisions typically start from an examination of the competitive marketplace for insurance executive talent, together with our review of Company goals and objectives and review of tally sheets listing present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer term equity grants, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance based incentive elements, both annual cash and long-term equity, encourage executives towards realization of Company short and long-term goals.

The following table illustrates by compensation element our purpose for various payments, and our rationale in using discretion when applicable.

Category	Reward Element	Purpose	Rationale in exercise of discretion
Base pay	Salary	Base compensation, a competitive requirement	Experience, performance and past pay history
Annual incentive	Management Performance Plan	Cash incentive for strong annual operating performance
Increased target opportunities to emphasize pay for performance; award opportunities based on impact of role as well as market; performance goals established based on business objectives to incent strong operating results

Long-term incentives	Service based cash settled restricted stock units	Retention for share price appreciation, sustained financial performance and alignment with shareholder interests	Promotes pay for performance by settling RSUs for cash at the market price of the equivalent shares of stock
	Performance based cash settled restricted stock units	Incentive for share price appreciation, sustained financial performance and alignment with shareholder interests	Promotes pay for performance by settling RSUs for cash at the market price of the equivalent shares of stock
Benefits	Various (see Benefits below)	Participant health, welfare and savings	Attraction and retention of employees
Perquisites	Financial and tax planning, and executive physical exams	Services and facilities provided to executives where beneficial to the Company	Emphasize performance based pay by scaling back the use of perquisites
Retirement benefits	Defined benefit pension plan	Assure income continuation in retirement consistent with benefits available to other salaried employees	Retain program as a retention device
	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired	Retain program as a retention device
Severance arrangements
Officers are subject to the discretionary severance benefit policy for exempt employees; in event of change of control and termination not for cause, executive officers will receive 6 to 12 months' severance under that policy
		Assure continued service of executives despite heightened risk in termination due to change in control	N/A

How we determine amounts under each element of compensation

─    The Role of Executive Officers in the Compensation Process

The Company's executives make compensation assumptions every year in the process of preparing budgets for the following year. Management through the CEO and CFO makes specific recommendations to the Compensation Committee of Company compensation, including compensation for the other named executive officers, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The Compensation Committee makes its own determination of the CEO's compensation. The determination is based heavily upon performance evaluations from each member of the Board, with the assistance of the consultant, the Lead Director and the Chairman. Within the executive group the CEO attempts to achieve a level of internal pay equity when recommending pay adjustments for the executives, with the review of the Compensation Committee.

The CEO and CFO typically attend meetings of the Compensation Committee and oversee staff preparation of materials and various agenda items for meetings of the committee.

─    Base Salaries

In addition to the CEO's recommendations, the Compensation Committee periodically requests recommendations of executive compensation ranges from its consultant. The data, consisting of salary surveys and peer company data, is blended as part of the consultant's recommendations for the named executive officer positions. To determine recommendations of a specific salary within a range, the Compensation Committee considers management input regarding the officer's length of service in the position, experience, skills in handling short and long range operational and strategic issues, and completion of annual goals. Annual reviews of the performance of the other named executive officers are performed by the CEO, and by the Compensation Committee in regard to performance of the CEO.

─    Annual Cash Incentives

The Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Our annual management performance plan establishes five to eight business goals with a balance among expense control, production targets aimed at revenue growth and profitability. Although it is generally difficult to maximize all of the annual goals because of their counterbalance (that is, achieving an expense goal might make it more difficult to achieve a sales or production goal, and vice versa), they are designed to align with factors that will allow for the overall success of the Company on both a short and long-term basis.

The Compensation Committee retains discretion to adjust goals applicable to all awards when there is adequate reason to do so. For example, unexpected intervening events could make a goal impossible to meet despite the best efforts of management and employees, or could make a goal too easy to meet.

For 2012, the goals emphasized that the Compensation Committee and Board retain discretion to withhold payment of annual cash incentives regardless of goal attainment, and that certain triggers to payments must be met before the goals are paid. These triggers required, for the property-casualty goals, that the aggregate statutory surplus of our two managed property-casualty companies must have increased or the Risk Based Capital ratio must have increased. For the life insurance company's goals, the statutory surplus adjusted for dividends to stockholders, capital contributions and changes in the asset valuation reserve (total adjusted capital) of the life insurance company must have increased or the Risk Based Capital ratio must have increased.

The goals have been grouped and weighted in order to emphasize the importance of certain goals relative to others. Earnings goals are 50% of the total, followed by growth, 30% and efficiency, 20%.

2012 Management Performance Plan Goals

Title of Goal	Threshold	Target	Cap	Weighting
EARNINGS
P&C Combined Ratio	102%	98.5%	95%	25%
FBL Operating Earnings Per Share	$2.78	$2.92	$3.06	25%
GROWTH
P&C Membership Accounts	332,827	341,148	349,468	10%
P&C Non-Crop Insurance Premiums	$1,040,317,000	$1,094,360,000	$1,138,134,000	5%
Farm Bureau Life Production Credit	$43,116,000	$44,449,000	$45,782,000	15%
EFFICIENCY
P&C Insurance Expenses	$195,604,000	$191,692,000	$183,868,000	10%
FB Life Company Expenses	$71,369,000	$69,941,000	$67,086,000	10%

Payments Pursuant to Management Performance Plan

The target percentage in the following table represents an amount available if a goal is met at a 100% level. These officers realize no payment unless a threshold level of achievement is attained, a payment of 50% of target when the performance threshold is met, which rise proportionately to a payment of 200% of the target if the goal is met at a maximum level.

2012 Non-equity Incentive Plan Payments as a Percentage of Base Salary

				2012 Actual % of Salary*
Name	Threshold	Target	Maximum
James P. Brannen	30%	60%	120%	83%
Donald J. Seibel**	27.5%	55%	110%	67%
Charles T. Happel	30%	60%	120%	83%
David A. McNeill	30%	60%	120%	83%
Russell J. Wiltgen	22.5%	45%	90%	62%
James E. Hohmann	30%	60%	120%	83%
Kevin R. Slawin	30%	60%	120%	83%

*    See the Summary Compensation Table on page 33 under the heading “Non-Equity Incentive Plan Compensation" for a listing of the dollar awards.

**    Mr. Seibel's attainment percentages prior to his August 2012 promotion were Threshold 22.5%, Target 45% and Maximum 90%

─    Long-Term Incentives; Options and Restricted Stock, Cash Settled RSUs

The Compensation Committee has adopted a long-term incentive (“LTI”) formula which bases equity incentive awards on the position and salary of supervisory and management personnel. Generally, the awards increase with the level of the position. The LTI targets in 2011 ranged from $1,000,000 for the CEO to 60% to 110% of base salary for the remaining NEOs. Based on the Compensation Committee's review of market competitive payments, and differences in the risk profile of the Company following the subsidiary sale in late 2011, it reduced LTI targets for 2012. For the named executive officers in 2012, the Compensation Committee had assigned LTI targets as a percentage of base salary as follows: Mr. Brannen, 80%; Mr. Seibel, 45%; Mr. Happel, 45%; Mr. McNeill, 65%; and Mr. Wiltgen, 45%.

The value ultimately realized from these awards will depend on a number of factors, including the Company's financial results and movements in its stock price.

For annual long-term incentive grants beginning in 2012, the Compensation Committee has determined to issue cash settled restricted stock units, under a five year vesting program where 20% of the grant will be paid to the participant on each anniversary date of the grant. The payment will equal the then-current market value of a corresponding number of shares of common stock. The committee issued awards in 2012 that were approximately 25% to 40% smaller than in past years, but the service based nature of the awards will give certainty of results to the participants, thus encouraging retention. Since the ultimate size of the award will depend upon market values, the participants should remain incented to take actions to improve the market price of the Company's shares. The Committee expects that it will continue to issue performance based cash settled RSUs to the CEO, under performance terms that will encourage the CEO to lead the Company towards goals the directors want to emphasize. RSUs were issued in February 2012 as follows:

Name	RSUs 2012 Grants

James P. Brannen	10,222
Donald J. Seibel	3,679
Charles T. Happel	3,910
David A. McNeill	4,727
Russell J. Wiltgen	3,635
James E. Hohmann	29,533
Kevin R. Slawin	7,712

We have through 2011 tied long-term goals to equity compensation, granting to the management group half the LTI value in stock options without specific performance targets, and half through issuance of performance based restricted stock. This program is designed to allow a variety of long-term goals for this key group. Performance measures to date have included earnings per share, return on equity, expense and book value targets. Grants in 2011 were measured by earnings per share and growth in book value per share.

2011 and 2012 Modifications

The sale of EquiTrust Life resulted in a financial loss which prevented attainment of the 2011 restricted stock grants' performance goals. In recognition of the value of the services of these officers in the process of the transaction, and to avoid penalizing them for their good work, the Compensation Committee made the following changes:

•	2011 grants of performance based restricted stock were canceled for the NEOs and other officers.

•
The Compensation Committee awarded cash settled RSUs payable in early 2012 in the face amount of the 2011 grants to the following NEOs in the indicated amounts in replacement of the 2011 grants and in recognition of their outstanding work in completing the EquiTrust Life transaction:

Name	RSUs	Amount

James P. Brannen	15,873	$537,460
Donald J. Seibel	5,460	$184,876
Charles T. Happel	5,887	$199,334
David A. McNeill	8,903	$301,456

•
NEOs Kevin R. Slawin and Russell Wiltgen received grants of 12,255 and 4,551, respectively, cash settled service based restricted stock units (RSUs) in early 2012. Other corporate officers also received such RSUs. The size of the RSU grants was determined by reference to the 2011 grants and performance over the first three quarters of 2011, and performance according to the Company's pre-existing plan for fourth quarter 2011. That combination amounted to performance at 82.75% of the annual targets. The Compensation Committee therefore presented Mr. Slawin and Mr. Wiltgen, and other officers, with service based cash settled RSUs equal in value to 82.75% of their original grant. The RSUs will vest and be settled for cash two years after the February 1, 2012 grant date.

The Compensation Committee remains of the view that for the long term, incentive grants tied to equity values, such as stock options, restricted stock and RSUs, are an effective and important tool in both the compensation of management and in tying the goals and interests of management more closely to the goals and interests of the shareholders. Currently the Committee is using only cash settled RSUs in such grants, as a way of reducing shareholder dilution. The Board of Directors has adopted stock ownership guidelines for itself and for the executive officers; see “Stock Ownership Guidelines” below.

Compensation Terms for Newly Promoted Officers

James P. Brannen was named interim CEO by the Board of Directors in June 2012 upon Mr. Hohmann's resignation, and was named CEO in August 2012. Mr. Brannen, age 50, was CFO and a 21 year employee of the Company. His compensation was not changed for the remainder of 2012. He agreed to a Retention Agreement which would pay him a lump sum of $3,000,000 less the amount of accrued retirement benefit he would receive should his employment terminate prior to reaching the early retirement date of 55. The payment would not be made in the event of his voluntary resignation, death, retirement, or being discharged for cause. The Compensation Committee has expressed its intention to align Mr. Brannen's compensation over a three year period to approximately the blended median of CEO pay (1) reported in compensation surveys and (2) paid by a peer group of companies.

Donald J. Seibel was named Chief Financial Officer and Treasurer by the Board of Directors in August 2012, after serving as Vice President - Finance since 2007. He has been employed by the Company since 1996 in various financial capacities. Mr. Seibel received an increase in annual base salary to $340,000, and an increase in his short-term incentive range to a percentage of base salary of 27.5% at Threshold, 55% at Target and 110% at Maximum.

Compensation Arrangements For Former CEO

2012 Employment Terms for James Hohmann

Mr. Hohmann's employment terms in 2012 included:

•	salary of $700,000

•	inclusion in the annual Management Performance Plan at a target of 60% of salary

•
long-term incentive at a target of $1,000,000. For 2011, annual long-term grant focused performance 25% on earnings per share goals and 75% on growth in book value per share goals that were shared by the rest of the named executive officers and management team.

Modifications to Hohmann Compensation Arrangements

The sale of EquiTrust Life at year end 2011 resulted in a financial loss which prevented attainment of Mr. Hohmann's restricted stock performance goals. In recognition of the value of his services in the process of the transaction, the Compensation Committee made the following changes:

•	Mr. Hohmann's annual 2011 grant of 32,680 shares of performance based restricted stock was canceled.

•
In 2012 Mr. Hohmann received a grant of 27,043 performance based cash settled restricted stock units which would vest upon the attainment of an earnings per share goal in 2012, subject to an additional one year of service.

•	Mr. Hohmann's Bonus Grants in 2010 and 2011 of a total of 167,451 shares of performance based restricted stock were canceled.

•
Mr. Hohmann and the Company entered into a Revised Incentive Compensation and Bonus Agreement that will pay him $1,500,000, plus 3% interest, over time. Payments are restricted to an annual level of $1,000,000 less any compensation not qualifying as performance pay under Code § 162(m), such that the payments will not trigger loss of tax deduction by the Company. The first payment, $82,319, was made in late 2011.

•
Mr. Hohmann was awarded 150,000 performance based cash settled restricted stock units. The units would be earned based on growth in book value from January 1, 2012 to December 31, 2014; 50% would be earned on a cliff vesting basis if book value per share increases at a cumulative rate of 32.57% over the three years, with prorated additional earnings to a maximum of 100% if book value per share increases at a cumulative rate of 35.06% over the three years. For purposes of the book value per share calculation, dividends paid would be added back to book value.

•	Mr. Hohmann received a bonus payment for 2011 of $210,000 because the sale of the subsidiary prevented him from realizing the earnings per share goal of the Management Performance Plan.

Mr. Hohmann's Separation Agreement

Mr. Hohmann resigned as CEO as of June 30, 2012. He waived receipt of the Company's standard executive severance benefit and negotiated a settlement agreement with the Company. He received:

•	salary and benefits through September 30, 2012

•	payment for unused vacation of $102,965

•	pro rata payment in 2013 of short-term incentives based on his resignation date of June 30, 2012

•	payouts of long-term incentives
a)    2010 restricted stock grant, 44,820 shares at fair market value of $1,178,766
b)    2012 replacement RSUs, 27,007 shares at fair market value of $710,284

c)    accrued dividends of $33,056

•	relocation allowance, the Company purchased his Des Moines townhouse at his original cost

•	retention of his cash bonus balance of $1,417,682, payable with 3% interest when permitted under standards of I.R.C. § 162(m)

•	reimbursement of tax and retirement planning expenses of $7,000

Mr. Slawin's Separation Agreement

Mr. Slawin resigned as Executive Vice President - Marketing & Distribution November 15, 2012. His separation agreement called for:

•	salary and unused vacation through November 2012

•	health benefits through December 2012

•	pro rata payment in 2013 of short-term incentives based on his separation date of December 1, 2012

•	separation payment of $155,000

•	early release at January 2, 2013 of time vesting requirements on 22,044 restricted shares granted in 2010

•	cash payment for the value of 1,542 restricted stock units granted in 2012, at the January 2, 2013 fair market value of an equivalent number of shares

•	reimbursement of up to $2,000 of tax preparation and $5,000 of retirement planning services

    ─    Clawback Policy

In order to further align management's interests with the interest of shareholders and support good governance practices, the Compensation Committee has adopted a clawback policy applicable to performance based incentive awards to the executives. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement as determined by the independent directors, each of the Company's named executive officers, and the remainder of the management team, may be required to reimburse the Company for the excess value received from any incentive award made to him or her over the value actually earned based on the restated performance, regardless of the executive's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee whose misconduct was the cause of the restatement, along with legal recourse. The Compensation Committee is aware that the Dodd-Frank Act calls for clawback policies with somewhat different terms. The Committee will review its policy when the SEC adopts rules related to this provision.

─    Benefits

FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executives also participate in an executive disability policy which will provide benefits in case of covered disability up to full salary.

Certain NEOs continue to participate in two executive benefits that were frozen in recent years because they were not commonly used by peers. First was an executive life insurance program through which the executives were provided funds with which they could purchase a universal life policy in the amount of twice salary and bonus, less $50,000, paid up at age 65. This benefit was frozen at year end 2006 levels. Executives retained the face amount of universal life policies previously issued, and will receive payments in future years sufficient to maintain that amount. They are eligible to receive additional group life insurance coverage under the Company's all employee plan to maintain insurance coverage equal to twice salary and bonus, less $50,000, less the accrued universal life benefit. Second was a deferred compensation plan for the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan, either in the form of FBL's flexible premium deferred annuity, or in unregistered shares of common stock. This benefit was frozen at year end 2007.

─    Perquisites

The Company provides executives with the availability of limited reimbursement for financial planning services and tax return assistance, along with a program of annual executive physicals.

─    Retirement and Termination Benefits

Changes in our defined retirement benefit plan are being made, effective at the beginning of 2013. These act to reduce our risk in regard to substantial fluctuations in our liabilities and expense while still providing our executives and employees with competitive retirement opportunities. The changes effectively freeze the plan for certain employees and executives. The affected employees and executives will have an increased benefit in the 401(k) plan. See further description of the Company's retirement plans at footnote (b) to the “Pension Benefits” table, below.

─    Change in Control Agreements

The Board has adopted a change in control plan, but none of the named executive officers have yet been made subject to the plan. The Board continues to study whether, and on what terms, it might make certain executives part of the revised change in control plan. The Board has determined that the named executive officers and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of salary to officers upon a change of control where the executive is terminated involuntarily without cause.

Apart from the change in control agreements, outstanding stock options had provisions for vesting upon a change in control. In other words, a single trigger of change in control could accelerate the options without a change in the executive's working conditions. Beginning with grants made after February 2009, stock options are subject to double trigger change in control vesting conditions, where a discernable change in the officer's working conditions must accompany the change of control before benefits are available.

Please see “Potential Payments Upon Termination or Change in Control" at page 41, for additional information regarding change in control

─    Timing of Grants of Incentive Awards

The Compensation Committee generally expects to annually make long term incentive grants of cash settled RSUs and pay its annual short term cash incentive in the month of February. Stock options and restricted stock grants are not currently being made. The Company grants annual incentive awards to its directors at the date of the Company's annual meeting in May. The Company does not time its grants in coordination with the release of material non-public information, and executives receive their grants at the same time as other participants.

How each element of compensation, and our decisions about each element, fit into our compensation objectives

The compensation objectives described earlier include attracting and retaining executives who can aid in creating shareholder value, and effectively and appropriately compensating the executives and guiding their activities in response to targeted incentives, both short and long term. The amount of compensation is targeted at the median of other relevant organizations.

We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area because of the significant number of home offices of insurers located there.

Annual cash incentives keyed to short-term objectives provide a second step in appropriate compensation. The performance targets, which have been used to determine annual cash incentives, emphasize expense control, growth in Company operations and profitability.

Long-term objectives are enhanced by the use of equity based grants (cash settled RSUs whose value is measured by our stock price) to provide alignment with shareholders. A portion of the equity grants vests over five years, which is intended to enhance the ability to retain executives and provide a longer-term planning horizon.

The Compensation Committee reviews all elements of compensation, including executive benefits and perquisites, from time to time.

Stock ownership guidelines

The Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. The Compensation Committee expects that over time, executive officers will establish ownership positions that are of significant value at a multiple of their annual salary.

To encourage ownership, the Compensation Committee has established Executive Ownership Guidelines. The Guidelines require the CEO by the later of year end 2012 or five years of start or promotion dates, to own FBL common stock worth three times annual base salary, and within ten years to own FBL common stock worth five times annual base salary. The other executive officers are to own shares of FBL common stock worth two times annual base pay by the later of year end 2012 or within five years, and three times annual base pay in ten years. All other members of the executive group (approximately 20 additional persons) are required to own shares worth at least one time annual base pay in FBL common stock by the later of year end 2012 or within five years of start or promotion dates.

All officers have met the ownership requirements on a timely basis. If the ownership guidelines are not met, the annual cash incentive of the particular officer, net of tax, could be required to be used to purchase FBL common stock for the account of the officer. The ownership guidelines do not recognize beneficial ownership of shares through performance based restricted stock or performance based RSU grants until they are earned, or through grants of stock options until they are exercised, but will recognize as beneficial ownership the share equivalents in unit accounts in the deferred compensation plan, the 401(k) plan and in cash settled service based RSU grants.

Hedging Policy

Our policies do not permit our directors and management team officers, including our NEOs, to "hedge" their ownership by engaging in short sales or trading in any derivatives involving FBL securities, or to place FBL stock in a margin account.

Tax and regulatory matters

─    Internal Revenue Code § 162(m)

Internal Revenue Code § 162(m) limits the deductibility of compensation paid to the CEO and the next three most highly paid executives of a public company, other than the CFO, to $1,000,000 per individual, subject to exceptions for performance based pay, among other items. All compensation paid to our named executive officers in 2012 is expected to be deductible because we have not exceeded the § 162(m) limits. We generally take performance based pay exceptions into account in structuring executive compensation. We have most recently in 2012 received shareholder approval of the material terms used in performance based compensation to qualify for appropriate § 162(m) treatment.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Tim H. Gill, Chair
Roger K. Brooks
Jerry L. Chicoine
John E. Walker

2012 COMPENSATION

The following tables include values for contingent compensation, such as unvested and/or unpaid stock awards and unexercised stock options. For example, performance based restricted stock awards that have been granted to the named executive officers but not paid by the Company have been valued in the table below based on the most probable outcomes as of the date of the grants, even in cases where the fair value of such awards determined as of the present date would be lower. The named executive officers may never realize the value of certain items included under the column headed “Total”, or the amounts realized may differ materially from the amount listed in the Summary Compensation Table and related footnotes. In addition, equity compensation is reported in several different tables in this proxy statement. Readers should take care to not “double count” equity awards.

Summary Compensation Table

Name & Position	Year(a)		Salary(b) ___($)___		Bonus _($)_		Stock Awards(c) ___($)___		Option Awards(d) ___($)___		Non-Equity Incentive Plan Compensation(e) ____($)____		Change in Pension Value and Non-Qualified Deferred Compensation Earnings(f) ____($)____		All Other Compensation (g) ___($)___		Total ___($)___

James P. Brannen	2012		452,597		—		899,523		—		375,402		605,810		42,678		2,376,010
Chief Executive Officer	2011		441,558		—		242,857		242,962		365,612		329,963		42,740		1,665,692
	2010		432,900		32,491		283,093		236,291		324,459		442.368		40,338		1,746,940

Donald J. Seibel	2012		306,387		—		315,186		—		206,264		254,793		35,184		1,117,814
Chief Financial Officer	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Charles T. Happel	2012		307,751		—		337,826		—		191,446		450,780		29,463		1,317,266
Chief Investment Officer	2011		300,245		—		90,071		90,829		186,453		412,220		27,996		1,107,814
	2010		291,500		32,817		87,455		88,164		164,087		354,759		25,561		1,044,343

David A. McNeill	2012		257,562		—		468,886		—		213,632		506,943		42,620		1,489,643
General Counsel & Secretary	2011		247,656		—		136,216		133,257		205,060		405,926		39,616		1,167,731
	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Russell J. Wiltgen	2012		286,110		—		289,948		—		177,983		64,611		30,794		849,446
Chief Actuary	2011		280,500		—		84,150		85,486		174,191		102,087		29,145		755,559
	2010		253,083		—		75,489		76,551		141,899		—		112,372		658,394

James E. Hohmann	2012		627,964		—		1,386,639		—		290,304		(288,456)		1,972,874		3,989,325
Prior Chief Executive Officer	2011		700,000		292,319		500,004		—		369,600		163,479		54,092		2,079,494
	2010		670,000		—		499,989		—		502,862		124,977		54,195		1,852,023

Kevin R. Slawin	2012		456,327		—		707,231		—		320,857		(144,735)		194,113		1,533,793
Prior Executive VP - Marketing & Distribution	2011		412,001		—		226,593		226,748		341,138		88,500		35,258		1,330,238
	2010		400,000		—		219,999		222,401		300,216		56,235		64,921		1,263,772

(a)
Years 2010 and 2011 are not reported for Mr. Seibel, and year 2010 is not reported for Mr. McNeill, because they were not a named executive officer in those years. Mr. Wiltgen was an NEO in 2010 and 2012, but not in 2011.

(b)	Mr. Hohmann and Mr. Slawin received $102,965 and $69,491 in 2012 for unused vacation which amounts are included in the salary column.

(c)
Certain of the amounts in the stock awards column are performance based compensation for purposes of § 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 10 to the consolidated financial statements contained in the Company's Form 10-K for the years ended December 31, 2012, 2011 and 2010. The maximum award value, if paid, would be:

Name	2012	2011	2010
James P. Brannen	—	**	476,186
Donald J. Seibel	—	**	—
Charles T. Happel	—	**	174,909
David A. McNeill	—	**	—
Russell J. Wiltgen	—	**	—
James E. Hohmann	***	**	2,999,961**
Kevin R. Slawin	—	**	438,998

**The annual stock awards granted in 2011 were all canceled before year end 2011 as the book value performance term which covered 75% of the awards were expected to be zero as a result of the sale of the Company's subsidiary. The canceled awards were replaced with grants of cash settled restricted stock units in 2011 and 2012. Cash settlements of these restricted stock units were made in 2012 to Messrs. Brannen, $537,460; Seibel, $184,876; Happel, $199,334; and McNeill, $301,456.

*** Mr. Hohmann received performance based restricted stock awards in 2010 and 2011. The expected attainment for the 2010 and 2011 awards was zero and their maximum values were $1,999,982 and $1,999,985, respectively. Due to the sale of the Company's subsidiary, these were canceled in December 2011 in exchange for a bonus payment of $1,500,000. Of this amount $82,318 was paid in 2011 and the remainder is deferred and will be paid annually to the extent such amounts will be deductible under IRC Section 162(m), together with interest. No payments of that bonus amount were made in 2012. For additional details, see the Non-Qualified Deferred Compensation Plan table.

(d)
Amounts in the option awards column are performance based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the full grant date values in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 10 to the consolidated financial statements contained in the Company's Form 10-K for the years ended December 31, 2012, 2011 and 2010.

(e)
Non-equity incentive plan compensation of the named executive officers reflects payments under the Management Performance Plan which is paid between February 1 and March 15 of the year following performance. See “- Annual Cash Incentives” beginning on page 25 for further detail regarding payments under the Management Performance Plan.

(f)
All amounts in the pension values column represent actuarial increases in the present value of the benefits to the named executive officers under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Mr. Hohmann's and Mr. Slawin's accounts were adjusted by ($288,456) and ($144,735) respectively upon their termination of employment.

(g)	All other compensation for 2012 includes the following:

2012 All Other Compensation

	Life Insurance Executive UL(a)	Life Insurance Term (a)	Registrant Contribution to Defined Contribution Plans (b)	Perquisites and Other Personal Benefits	Medical, Dental & LTD Insurance & Flex Credits	Severance Payments	Total
Name	___($)___	___($)___	____($)____	____($)___	___($)___	___($)___	___($)___
James P. Brannen	9,776	116	7,500	3,567	21,720	—	42,678
Donald J. Seibel	6,012	107	7,500	—	21,565	—	35,184
Charles T. Happel	—	1,239	7,500	—	20,724	—	29,463
David A. McNeill	9,973	266	7,500	405	24,476	—	42,620
Russell J. Wiltgen	—	1,402	7,500	1,090	20,802	—	30,794
James E. Hohmann	—	3,406	7,500	7,000	31,862	1,923,106	1,972,874
Kevin R. Slawin	—	2,895	7,500	1,031	27,687	155,000	194,113

(a)    Certain named executive officers received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total insurance benefit to two times salary and annual cash incentive, less $50,000.

(b)    Each named executive officer received Company matching contributions to the executive's 401(k) account up to ERISA limits.

2012 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock: Number of Shares of Stock or Units(d) ____#___	All Other Awards: Number of Securities Underlying Options ____(#)____	Exercise or Base Price of Option Awards __($/Sh)___	Grant Date Fair Value of Stock and Option Awards ___($/Sh)__
Name	Grant Date(a)	Date of Board Action	Threshold(b) ____($)____	Target ____ ($)___	Max ____($)____	Threshold ____#____	Target _____#___	Max ____#___

James P. Brannen	N/A	N/A	135,779	271,558	543,116	—	—	—	—	—	—	—
	2/1/2012	11/14/2011	—	—	—	—	—	—	10,222	—	—	362,063
	12/15/2011	11/14/2011	—	—	—	—	—	—	15,873	—	—	537,460
			—	—	—	—	—	—	2,179	—	—	73,122
Donald J. Seibel	N/A	N/A	74,604	149,208	298,415	—	—	—	—	—	—	—
	2/1/2012	11/14/2011	—	—	—	—	—	—	3,679	—	—	130,310
	12/15/2011	11/14/2011	—	—	—	—	—	—	5,460	—	—	184,876
			—	—	—	—	—	—	684	—	—	21,447
Charles T. Happel	N/A	N/A	69,244	138,488	276,976	—	—	—	—	—	—	—
	2/1/2012	11/14/2011	—	—	—	—	—	—	3,910	—	—	138,492
	12/15/2011	11/14/2011	—	—	—	—	—	—	5,887	—	—	199,334
David A. McNeill	N/A	N/A	77,269	154,537	309,074	—	—	—	—	—	—	—
	2/1/2012	11/14/2011	—	—	—	—	—	—	4,727	—	—	167,430
	12/15/2011	11/14/2011	—	—	—	—	—	—	8,903	—	—	301,456
Russell J. Wiltgen	N/A	N/A	64,375	128,750	257,499	—	—	—	—	—	—	—
	2/1/2012	11/14/2011	—	—	—	—	—	—	3,635	—	—	128,752
	2/1/2012	11/14/2011	—	—	—	—	—	—	4,551	—	—	161,196
James E. Hohmann	N/A	N/A	157,500	314,999	629,999	—	—	—	—	—	—	—
	3/9/2012	3/9/2012	—	—	—	207	14,767	29,533	—	—	—	1,007,371
	2/15/2012	2/15/2012	—	—	—	27,043	27,043	27,043	—	—	—	882,954
	3/9/2012	3/9/2012	—	—	—	75,000	—	150,000	—	—	—	5,116,500
Kevin R. Slawin	N/A	N/A	116,051	232,102	464,203	—	—	—	—	—	—	—
	2/1/2012	11/14/2011	—	—	—	—	—	—	7,712	—	—	273,159
	2/1/2012	11/14/2011	—	—	—	—	—	—	12,255	—	—	434,072

(a)
Long-term incentive equity awards are determined by the Compensation Committee based on formulas which provide an amount of dollars to be awarded to each recipient. For stock option awards, the dollars are divided by the Black-Scholes value on the date of grant, which determines the number of shares in the grant. Restricted stock grants are not finalized until performance terms are set by the committee in the first quarter of the year. Beginning in 2012, the Company has not granted stock options and restricted stock, but rather granted cash settled restricted stock units. Although cash settled, the RSUs are contained in the equity tables because their value is determined by reference to market value of the same number of shares.

(b)
Amounts indicated as threshold payments represent the total payable if each performance goal's minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “How we determine amounts under each element of compensation - Annual Cash Incentives,” above, for information regarding performance based conditions of the annual cash incentives.

(c)
Amounts in this column relate to shares of performance based cash settled restricted stock units. Information regarding the performance targets for these awards is at “How we determine amounts under each element of compensation - Long-Term Incentives; Restricted Stock Units”, above.

(d)
Mr. Brannen was credited with 2,179, and Mr. Seibel was credited with 684, deferred units in the Executive Deferred Salary and Bonus Plan for salary and non-equity incentive plan compensation they elected to defer during 2012.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2012. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 10 to the Company's audited consolidated financial statements for the year ended December 31, 2012 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2013.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plan (a)	1,311,668	$28.67	3,377,309	4,688,977
Director's deferred compensation plan	110,971		122,502	233,473
Executive deferred compensation plan	97,903		116,325	214,228
Total	1,520,542		3,616,136	5,136,678
Equity compensation plans not approved by shareholders:
Employer match deferred compensation plan	4,122	$—	—	4,122

(a)
The Stock Compensation Plan also permits the grant of nonvested stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant. The Company has granted 1,471,067 restricted shares beginning in 2004, of which at December 31, 2012, 397,151 have vested, 931,268 have been forfeited, and 142,648 remain subject to forfeiture if terms of service are not met. See "Compensation Discussion and Analysis - Long-Term Incentives; Options and Restricted Stock," above.

Outstanding Equity Awards at Year End 2012

	_______________________Option Awards_______________________					___________________Stock Awards________________
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisible	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options ___(#)__	Option Exercise Price ___($)__	Option Expiration ___Date___	Number of Shares or Units of Stock that have not Vested ____#____	Market Value of Shares or Units of Stock that have not Vested __ $ __	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (e) ___#___	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ____$____
James P. Brannen	2,590			26.35	1/17/2015
	3,212			32.56	1/16/2016
	9,550			37.86	1/15/2017
	13,205	5,283(a)		32.96	1/15/2018
		11,622(b)		12.90	1/15/2019
		15,015(c)		18.62	1/15/2020
	3,190	12,760(d)		29.23	1/14/2021
	48	254(d-1)		30.60	2/17/2021
								23,857	816,148
Donald J. Seibel	3,322			25.60	1/15/2014
	4,573			26.35	1/17/2015
	1,943			32.56	1/16/2016
	6,287			37.86	1/15/2017
	7,267	1,817(a)		32.96	1/15/2018
	5,994	3,998(b)		12.90	1/15/2019
	3,442	5,165(c)		18.62	1/15/2020
	1,097	4,389(d)		29.23	1/14/2021
	20	84(d-1)		30.60	2/17/2021
								8,206	280,727
Charles T. Happel	1,934			25.60	1/15/2014
	1,992			26.35	1/17/2015
	1,709			32.56	1/16/2016
	1,542			37.86	1/15/2017
	2,080	520(a)		32.96	1/15/2018
	3,380	846(a-1)		20.64	8/19/2018
		4,188(b)		12.90	1/15/2019
	3,676	5,515(c)		18.62	1/15/2020
	1,171	4,687(d)		29.23	1/14/2021
	33	134(d-1)		30.60	2/17/2021
								8,763	299,782
David A. McNeill	1,332			32.56	1/16/2016
	1,503			37.86	1/15/2017
	1,827	457(a)		32.96	1/15/2018
		1,006(b)		12.90	1/15/2019
		3,063(c)		18.62	1/15/2020
		1,934(c-2)		19.96	2/16/2020
	180	7,157(d)		29.23	1/14/2021
		136(d-1)		30.60	2/17/2021
								7,299	249,699
Russell J. Wiltgen	3,284	4,929(c-1)		18.02	2/1/2020
	1,105	4,422(d)		29.23	1/14/2021
	21	84(d-1)		30.60	2/17/2021

James E. Hohmann								7,564	258,764
Kevin R. Slawin(e)								22,044	754,125

(a)	Vested January 15,2013

(a-1)	Vests August 19, 2013

(b)	Vests in equal portions January 15, 2013 and 2014

(c)	Vests in equal portions January 15, 2013, 2014 and 2015

(c-1)	Vests in equal portions February 1, 2013, 2014 and 2015

(c-2)	Vests in equal portions February 16, 2013, 2014 and 2015

(d)	Vests in equal portions January 14, 2013, 2014, 2015 and 2016

(d-1)	Vests in equal portions February 17, 2013, 2014, 2015 and 2016

(e)
The performance goals cover one year, and a total of three years service goals apply. The Compensation Committee has certified that 100% of the restricted stock granted in 2010 had met performance goals, and was subject to additional service requirements through February 1, 2013. Mr. Slawin was paid the indicated amount in early 2013 under the terms of his severance agreement, without completing the service requirement.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	_____#____	____$___	_____#____	____$____
James P. Brannen	24,202	426,540	27,974	960,068
Donald J. Seibel	—	—	9,622	330,227
Charles T. Happel	4,188	88,409	10,080	345,946
David A. McNeill	3,810	43,491	2,419	83,020
Russell J. Wiltgen	—	—	—	—
James E. Hohmann	—	—	—	—
Kevin R. Slawin	15,071	163,355	4,444	152,518

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

		Number of Years Credited Service ___#____	Present Value of Accumulated Benefit ___ $____	Payments During Last Fiscal Year ___ $____
______Name_______	________Plan Name(a)(b)________
James P. Brannen	Qualified Retirement Plan	21	701,623	—
	Supplemental Retirement Plan	21	1,539,766	—
Donald J. Seibel	Qualified Retirement Plan	16	518,647	—
	Supplemental Retirement Plan	16	424,384	—
Charles T. Happel	Qualified Retirement Plan	26	945,881	—
	Supplemental Retirement Plan	26	881,692	—
David A. McNeill	Qualified Retirement Plan	25	1,169,088	—
	Supplemental Retirement Plan	25	778,934	—
Russell J. Wiltgen	Qualified Retirement Plan	2	—	—
	Supplemental Retirement Plan	2	—	—
James E. Hohmann	Qualified Retirement Plan	3	—	—
	Supplemental Retirement Plan	3	—	—
Kevin R. Slawin	Qualified Retirement Plan	3	—	—
	Supplemental Retirement Plan	3	—	—

(a)
For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 10, Retirement and Compensation Plans, to the Company's audited consolidated financial statements for the year ended December 31, 2012 included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2013.

(b)
Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under § 401(a) and the latter is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $250,000 under § 401(a)(17) and provides benefits provided by the formula which are otherwise limited by § 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked at least 10 years and attained age 55, or have five years of service and retire at 65. The amount provided is a percentage of high 36 consecutive month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008 are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

2012 Non-Qualified Deferred Compensation

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance as Last FYE
Name	___Plan(a)(b)___	_____$_____	_____$_____	____$____	_____$_____	____$____
James P. Brannen	Employer Match	─	─	827	─	71,246
	Salary Deferred Comp	73,122	─	3,615	─	311,559
Donald J. Seibel	Employer Match	─	─	141	─	4,858
	Salary Deferred Comp	21,447	─	2,474	─	224,327
Charles T. Happel	Employer Match	─	─	─	─	─
David A. McNeill	Employer Match	─	─	─	─	─
Russell J. Wiltgen	Employer Match	─	─	─	─	─
James E. Hohmann(c)	Revised Incentive Comp & Bonus Agreement	─	─	42,532	─	1,460,214
Kevin R. Slawin	Employer Match	─	─	─	─	─

(a)
Employer Match Deferred Compensation Plan ─ Employees are eligible to participate in this plan if they elect to defer the maximum amount to their 401(k) plan ($17,000 in 2012), are deferring salary under the Executive Deferred Compensation Plan, and after accounting for the deferrals their income is less than the compensation dollar limit in the 401(k) plan ($250,000 in 2012). The Company contributes to each employee's account the amount that would have been the matching contribution to the 401(k) plan based on the compensation deferred. There are no employee contributions made to the plan. The employee may choose to base earnings on the contributions on an investment fund or on FBL Financial Group common stock. Earnings based on the investment fund are credited and debited as if the contributions were invested in that fund. Contributions invested in FBL Financial Group common stock are recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units. Distributions of amounts based on the investment fund are distributed in cash and amounts in stock units in shares of FBL Financial Group stock. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code § 409A, or if approved, for an unforeseen financial hardship.

(b)
Executive Salary and Bonus Deferred Compensation Plan - Employees at the vice president level and above are eligible to participate in this plan. Employees may elect to defer a portion of their compensation and annual cash incentive in exchange for the right for contributions made through 2011 to receive shares of FBL Financial Group common stock at a future date or for the right to receive cash settled restricted stock units for contributions made beginning in 2012. The deferred compensation is recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units for each employee in the plan. Employees may elect to receive distributions in lump sum or five or ten annual installments and choose to receive distributions upon termination or another specified future date.

(c)
Mr. Hohmann entered into a bonus agreement with the Company in 2011 (see "Modifications to Hohmann Compensation Arrangements", page 29) under which he will be paid $1,500,000 over time, plus interest, to the extent annual payments under the agreement do not cause his receipt of non-performance based compensation to exceed $1,000,000 in a year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The text and tables below reflect the amount of compensation to each of the named executive officers in the event of termination of employment at December 31, 2012. The amount of compensation payable to each named executive officer upon voluntary termination or termination for cause, involuntary not for cause termination, termination following a change in control and in the event of retirement, disability or death of the executive is shown below. The value of restricted stock and stock options was calculated using the year end closing stock price, $34.21. It was also assumed that 100% of the restricted stock goals were met for the 2010 grants in calculating the value vested for retirement or disability.

Payments Made Upon Voluntary Termination or Termination for Cause

Regardless of the manner in which a named executive officer's employment terminates, he or she is entitled to receive amounts earned during the term of employment. Such amounts would apply to a voluntary termination, and to a termination for cause, and would include:

•	Base salary to the termination date

•	Stock options which have vested, with 30 days to exercise

•	Executive's 401(k) account, including Company matching contributions, plus Company contributions and earnings under the employer match deferred compensation plan

•	Amounts contributed by the executive to the Executive Salary and Bonus Deferred Compensation Plan

•	Executive's accrued and vested retirement benefits

•	COBRA benefits are available for the purchase of medical and dental insurance

•	Group life insurance may be converted to an individual policy without proof of insurability, at executive's ongoing expense

•	Executive universal life policy may be maintained, by executive paying ongoing premium expense

Payments Made Upon Involuntary Termination - Not for Cause

In case of involuntary termination - not for cause, as for all exempt personnel, the Company provides severance pay in its discretion on a sliding scale of up to 12 months severance for a person with 20 or more years of service. The sliding scale is in six increments based upon completed years of service: 0 years, 1 month; 1 to 4 years, 3 months; 5 to 14 years, 6 months; 15 to 19 years, 9 months; 20 or more years, 12 months. The Board retains the discretion to amend, replace and/or repeal the severance benefit. In addition, the executive could receive a pro rata portion of non-equity incentive compensation earned during the year (the Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all tiers, groups, segments, teams or individuals covered by the plan in its sole discretion).

Payments Made Upon a Change in Control

The Board adopted a policy that in the event of a termination not for cause made in conjunction with a change in control that members of the management team would be paid under the severance policy sliding scale described above, except that all members of the management team would receive at least six months severance.

In addition, all restricted stock awards beginning in 2009 contain “double triggers” so that the awards do not vest just upon a change in control. Rather, vesting of these awards is triggered upon change in control when employment is terminated by the Company other than for cause, or by the employee for good reason.

Payments Made Upon Retirement

In the event of the retirement eligibility of a named executive officer, in addition to the payments and transfers listed above:

•	All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from retirement.

•
Restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the retirement date divided by the period from the grant date to the lapse date.

•	Amounts accrued and vested under the Company's Retirement Plan and Supplemental Retirement Plan.

•	The executive at his expense may participate in the retiree group health plan for medical coverage; the executive may elect to purchase dental coverage under COBRA.

•	The executive receives a $15,000 group term life policy.

•	Qualifying executives receive a lump sum payment for the executive universal life policy sufficient for it to be paid up at its December 31, 2006 value at age 65, to endow at age 95.

Payments Made Upon Disability or Death

In the event of the death or disability of a named executive officer, in addition to the benefits listed above at "Payments Made Upon Termination" and "Payments Made Upon Retirement," the named executive officer will receive benefits under the Company's disability plan or payments under the Company's life insurance plan, as appropriate.

The disability benefits to executives are in two pieces. First, coverage under the Company's group disability plan at 50% of pre-disability earnings with a maximum annual benefit of $240,000 (on $480,000 earnings). This is taxable income to the recipient. Second, coverage under an individual policy issued to the executives to cover an additional 25% of pre-disability earnings with a maximum annual benefit of $90,000 (on $360,000 earnings). Executives recognize taxable income equal to the premium payment on this policy, resulting in the disability payments from the individual policy being not taxable income.

All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from death or disability. Upon disability, restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the disability date divided by the period from the grant date to the lapse date. In the event of death of an executive, restricted stock grants would vest immediately as to a pro rata portion of the shares measured from the grant date to date of death, divided by the period from the grant date to the lapse date. For grants of restricted stock made through 2010, vesting in the event of death is not subject to performance goals. Cash settled RSUs awarded in 2011 provide for a pro rata vesting of the award measured by months from the award to termination by reason of death or disability, as compared to 24 months. Cash settled RSUs awarded beginning in 2012 provide for a pro rata vesting of the award measured by the number of months from award to termination by reason of death or disability as compared to the number of months from the date of grant to the vesting date for each 20% portion of the units.

In the event of death of an executive, the group life death benefit, and the executive universal life death benefit, would be paid to the beneficiary.

Potential Payments Upon Termination or Change in Control
James P. Brannen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	─	─	452,597	452,597	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options	─	─	─	552,814	552,814	552,814	552,814
Outstanding Unvested Restricted Stock	─	─	─	816,148	770,806	770,806	770,806
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	64,110	64,110
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	2,579,542
Executive UL	─	─	─	─	─	─	692,876
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	452,597	1,821,559	1,323,620	1,387,730	4,660,148

Donald J. Seibel	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	─	─	255,000	255,000	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options	─	─	─	190,151	190,151	190,151	190,151
Outstanding Unvested Restricted Stock	─	─	─	280,727	265,131	265,131	265,131
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	23,074	23,074
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	923,127
Executive UL	─	─	─	─	─	─	463,863
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	255,000	725,878	455,282	478,356	1,865,346

Charles T. Happel	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	─	─	307,751	307,751	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options	─	─	─	211,180	211,180	211,180	211,180
Outstanding Unvested Restricted Stock	─	─	─	299,782	283,128	283,128	283,128
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	24,529	24,529
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	494,000
Executive UL	─	─	─	─	─	─	─
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	307,751	818,713	494,308	518,837	1,012,837

David A. McNeill	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	─	─	257,562	257,562	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options	─	─	─	133,454	133,454	133,454	133,454
Outstanding Unvested Restricted Stock	─	─	─	249,699	235,827	235,827	235,827
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	29,660	29,660
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	535,134
Executive UL	─	─	─	─	─	─	─
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	257,562	640,715	369,281	398,941	934,075

Russell J. Wiltgen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	─	─	71,528	71,528	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options	─	─	─	102,125	102,125	102,125	102,125
Outstanding Unvested Restricted Stock	─	─	─	258,764	244,389	244,389	244,389
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	94,146	94,146
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	1,841,000
Executive UL	─	─	─	─	─	─	─
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	71,528	432,417	346,514	440,660	2,281,660

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to our Corporate Compliance Manual and Code of Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the business is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Conduct and related policies, and the Audit Committee of our Board is responsible for overseeing our Ethics and Compliance Program. Our Board members are also subject to compliance with our Code of Conduct. Our Code of Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person, or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.

Organization of the Company

FBL is a holding company which markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiary. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. In addition, we provide management and administrative services to two Farm Bureau affiliated property-casualty companies. These include investment advisory, marketing and distribution, and leasing services.

Management and Marketing Agreements

We have management agreements with Farm Bureau Property & Casualty and other affiliates under which we provide general business, administrative and management services. For the property-casualty insurance companies, beginning in 2012, the management fee is a percentage of the Company's direct written premium, with attainment of specified goals determining the actual percentage of premium paid. One of two goals was met in 2012. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2012 totaled $1,904,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2012, we incurred related expenses totaling $955,000.

We have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty and another affiliate. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,974,000 to Farm Bureau Property & Casualty, $1,263,000 to Mountain West Farm Bureau Mutual Insurance Company, $604,000 to Oklahoma Farm Bureau Mutual Insurance Company, $508,000 to Farm Bureau Mutual Insurance Company of Idaho, $435,000 to Rural Mutual Insurance Company and $208,000 to NODAK Mutual Insurance Company under this arrangement during 2012.

Relationship with Farm Bureau Organizations

American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state

Farm Bureau organizations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau organizations throughout the country agree to cooperate in reaching these objectives.

American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $538,000 for 2012. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,423,000. Royalty payments in 2012 in excess of $120,000 were made to the Farm Bureau organizations in Kansas ($321,000), Oklahoma ($178,000) and Nebraska ($176,000).

Other Services, Transactions and Guarantees

We lease our home office properties under a 10-year operating lease expiring December 31, 2021, with automatic five year renewals until a party provides notice of non renewal, from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $4,338,000 for 2012. This amount is net of $174,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Property & Casualty and their affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2012, Farm Bureau Property & Casualty and its affiliates paid us approximately $474,000 for use of such aircraft.

Through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment and furniture to other Farm Bureau organizations. In 2012, Farm Bureau Property & Casualty paid us approximately $2,390,000.

We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $1,136,000 in 2012.

Through our investment adviser subsidiary, FBL Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Property & Casualty and its affiliates paid us approximately $1,530,000 for these services in 2012.

Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with FBL Assigned Benefit Company (FBLABC), one of our indirect wholly-owned subsidiaries. For a fee, FBLABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2012 under this arrangement totaled $2,439,000 from Farm Bureau Property & Casualty and its affiliates and $85,000 from other Farm Bureau organizations.

PROPOSAL NUMBER TWO - ADVISORY VOTE ON
EXECUTIVE OFFICER COMPENSATION

In 2011 and 2012 we received the affirmation of over 98% of shares voting in regard to a resolution approving our pay practices for executive compensation as discussed in "Executive Compensation - Compensation Discussion and Analysis." We also received in 2011 the concurrence of over 97% of shares voting for an annual review of the "Say on Pay" vote, as opposed to a review every two or three years. The Board of Directors noted the heavy majority voting in favor of our executive compensation resolution, and in favor of an annual review. It resolved to accept the shareholders' recommendation for an annual frequency of the Say on Pay resolution. Therefore, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), we again seek a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as described under "Executive Compensation - Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company's named executive officers' compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. To the extent there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Management Development and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As we discuss in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. We also continue to make adjustments to executive and company wide compensation practices when we find them advisable, and a series of changes are described in the "Executive Compensation - Compensation Discussion and Analysis" section. The Company's principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company's performance against measurable financial goals, as well as each executive's individual performance.

•
We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the executive officer's job responsibilities.

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company's Proxy Statement for its 2013 Annual Meeting.

The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve this non-binding proposal. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" shall be of no effect in causing the matter to be approved or not to be approved.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
During the course of 2012, management continued its evaluation of FBL's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the year, the Committee reviewed management's report on the effectiveness of the Company's internal control over financial reporting.
The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements, both included in the Company's Annual Report on Form 10-K related to its audit of (i) the effectiveness of internal control over financial reporting and (ii) the consolidated financial statements and financial statement schedules. The Committee continues to oversee FBL's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal year 2013.
The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by the communication requirements of the PCAOB. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board's Ethics and Independence Rule 3256, “Communications with Audit Committees Concerning Independence,” and the Audit Committee has discussed with Ernst & Young LLP the firm's independence.
Based on the committee's review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Edward W. Mehrer, Chair
Robert H. Hanson
Paul E. Larson

PROPOSAL NUMBER THREE - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2013. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

Ernst & Young LLP provided audit and other services during 2012 and 2011 for fees totaling $1,226,460 and $1,759,100, respectively. This included the following fees:

Audit Fees: $1,103,350 and $1,478,600, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's Reports on Form 10-Q;

Audit Related Fees: $61,495 and $66,100, respectively, primarily for employee benefit plan audits;

Tax Related Fees: $61,615 and $36,000, respectively, for tax compliance, tax consulting and tax planning; and

All Other Fees: $0 and $178,000, respectively.

The Company's policy, as reflected in the Audit Committee Charter which can be found on our website at www.fblfinancial.com, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The committee has determined to grant general pre-approval authority to management of $10,000 per engagement for tax, audit and audit related services, each not to exceed $40,000 in total in a calendar quarter. In each case the services must be routine and recurring, and must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.